Mail Stop 3561


								November 10, 2005


By U.S. Mail

Mr. Ian Bourne
Chief Financial Officer
TransAlta Corp
110-12th Avenue SW
PO Box 1900 Station M
Calgary, AB T2P 2M1

		Re:	TransAlta Corporation
			Form 40-F for the year ended December 31, 2004
			Filed April 1, 2005
			File No. 1-15214

Dear Mr. Bourne:

	We have completed our review of your Form 40-F and related filings and have no further comments at this time.

							Sincerely,




							Michael Moran, Esq.
Branch Chief